Exhibit 15

ACKNOWLEDGEMENT LETTER OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Catalina Marketing Corporation

We are aware of the incorporation by reference in this Registration Statement on Form S-8 of Catalina Marketing Corporation for the registration of 5,100,000 shares of its common stock of our reports dated August 12, 2002, October 31, 2002 and February 5, 2003, relating to the unaudited condensed consolidated interim financial statements of Catalina Marketing Corporation that are included in its Forms 10-Q for the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002.

/s/ Ernst & Young LLP

Tampa, Florida

February 28, 2003